SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ó240.14a-12

JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person (s) Filing Proxy Statement, if other than Registrant)

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 23, 2003

TO THE STOCKHOLDERS:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 23, 2003, at 10:00 a.m., local time, in the Sunset Ballroom at the Vinoy Country Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1. To elect eight directors to serve for the ensuing year or until their successors are duly elected and qualified.

2. To ratify the appointment of KPMG LLP as Jabil’s independent auditors for the fiscal year ending August 31, 2003.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Jabil’s board of directors intends to present the following eight nominees for director at the annual meeting: William D. Morean, Thomas A. Sansone, Timothy L. Main, Lawrence J. Murphy, Mel S. Lavitt, Steven A. Raymund, Frank A. Newman and Laurence S. Grafstein. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on November 26, 2002 are entitled to notice of and to vote at the Annual Meeting.

      A list of all stockholders entitled to vote at the 2002 Annual Meeting will be available for examination at the Office of General Counsel of Jabil Circuit, Inc., at 10560 Ninth Street North, St. Petersburg, Florida 33716, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.

      You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the simple instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the Web site shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2002 proxy materials over the Internet, you will not receive a paper proxy card and should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF
JABIL CIRCUIT, INC.

Robert L. Paver
General Counsel and Secretary

St. Petersburg, Florida
December 19, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
OTHER INFORMATION
EXECUTIVE OFFICER COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
OTHER MATTERS

      IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
January 23, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed Proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), for use at the Annual Meeting of Stockholders to be held on Thursday, January 23, 2003, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Vinoy Country Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Ninth Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

      These Proxy solicitation materials, together with Jabil’s 2002 Annual Report to Stockholders, were mailed on or about December 19, 2002 to all stockholders entitled to vote at the Annual Meeting.

Record Date

      Stockholders of record at the close of business on November 26, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 198,080,955 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Other Information-Share Ownership by Principal Stockholders and Management.” The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Record Date was $21.13 per share.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

      Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

      The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

      A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present and voting, the eight nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors. The approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the Annual Meeting together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes can have the effect of preventing approval of Proposal 2 where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the required quorum.

Voting Electronically via the Internet

      For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with EquiServe Trust Company, N.A. (“EquiServe”), Jabil’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/jbl. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Standard Time) on January 22, 2003.

      For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Standard Time) on January 22, 2003. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

      These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

      You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you will be sent an e-mail telling you how to access them electronically.

      If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2003 Annual Meeting of Stockholders must be received by Jabil no later than August 22, 2003 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2003 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Jabil is provided with notice of such proposal by November 5, 2003.

Fiscal Year End

      Jabil’s fiscal year ends August 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

      During fiscal year 2002, Jabil’s Board of Directors elected to increase the number of members of the board from seven to eight. Laurence S. Grafstein was appointed to serve as a member of the Board of Directors. Accordingly, a board of eight directors is to be elected at the 2002 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s eight nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

      The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since

William D. Morean(5)	47	Chairman of the Board of Directors	1978

Thomas A. Sansone	53	Vice Chairman of the Board of Directors	1983

Timothy L. Main(5)	45	Chief Executive Officer, President and Director	1999

Lawrence J. Murphy	60	Director	1989

Mel S. Lavitt(1)(2)(3)(4)	65	Director	1991

Steven A. Raymund(1)(2)(3)(4)	47	Director	1996

Frank A. Newman(1)(2)(3)(4)	54	Director	1998

Laurence S. Grafstein(4)	42	Director	2002

(1)	Member of the general Stock Option Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Member of the Stock Option Committee for non-officers and non-directors.

      Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. One-half of the directors are “independent” as defined in the existing and proposed more stringent listing standards of the New York Stock Exchange, as well as recent and proposed statutory, regulatory and other requirements applicable to Jabil. The Board of Directors is seeking one or more additional suitable independent members to add to the Board of Directors.

      William D. Morean. Mr. Morean has served as Chairman of the Board since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to September 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.

      Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to January 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He also served as an adjunct Professor at Detroit College of Law. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an L.L.M. in taxation from New York University.

      Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to Vice President, Business Development in May 1991 and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

      Lawrence J. Murphy. Mr. Murphy has served as a director of Jabil since September 1989 and as an independent consultant to Jabil since September 1997. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he has held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to Joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is also currently a director of The Michigan Foundation Company, a ready-mix concrete supplier, and Baker Financial, a financial consulting services firm. He is also a member of the Executive Committee for the University of Detroit Mercy.

      Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since September 1991. Mr. Lavitt has been a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since August 1992 and is currently serving as Vice Chairman and Managing Director. From June 1987 until August 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is also a director of Captiva Corporation and St. Bernard Software.

      Steven A. Raymund. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Mr. Raymund also serves as Chairman of the Board of Tech Data Corporation, a position he has held since 1991.

      Frank A. Newman. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman is a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmaceutical company. From June 1993 to June 2000, Mr. Newman served as President, Chief Operating Officer and director, from February 1996 until June 2000 as Chief Executive Officer and from February 1997 to June 2000 as Chairman of the Board of Eckerd Corporation, a retail drug store chain. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc., Medical Technology Systems, Inc. and Gender Sciences, Inc.

      Laurence S. Grafstein. Mr. Grafstein has served as a director of Jabil since April 2002. Mr. Grafstein has been Managing Director and co-head of Technology, Media and Telecommunications for Lazard Freres & Co. LLC since joining the firm in 2001. He has been an investment banker since 1990. Prior to joining Lazard, Mr. Grafstein headed the telecommunications practices at the investment banks Credit Suisse First Boston and Wasserstein Perella & Co. and was a co-founder of Gramercy Communications Partners LLC. Mr. Grafstein has earned a B.A. from Harvard, an M.Phil from Oxford University and a J.D. from the University of Toronto.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Board Meetings and Committees

      The Board of Directors of Jabil held a total of seven meetings and took action by written consent four times during the 2002 fiscal year. All Directors attended 75% or more of the aggregate number of Board meetings and committee meetings. The Board of Directors has two Stock Option Committees, a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.

      The Stock Option Committee that administers Jabil’s 1992 Stock Option Plan and Jabil’s 2002 Stock Incentive Plan, each with respect to individuals who are neither directors nor officers of Jabil, currently consists of Messrs. Morean and Main. During fiscal year 2002, the Stock Option Committee held three meetings.

      The Stock Option Committee that is generally empowered to administer Jabil’s 1992 Stock Option Plan and Jabil’s 2002 Stock Incentive Plan, each with respect to all individuals, and Jabil’s 1992 Employee Stock Purchase Plan consists of Messrs. Raymund, Newman and Lavitt. During fiscal year 2002, the Stock Option Committee held five meetings.

      The Compensation Committee reviews and establishes specific compensation plans, salaries, bonuses and other benefits payable to Jabil’s executive officers. The Compensation Committee consists of Messrs. Raymund, Newman and Lavitt. During fiscal year 2002, the Compensation Committee held one meeting.

      The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities relating to (1) the financial reports and other financial information provided by Jabil to the public, (2) Jabil’s systems of internal controls regarding finance and accounting established by management and the Board, and (3) Jabil’s auditing, accounting and financial reporting processes generally. The members of the Audit Committee are currently Messrs. Raymund, Lavitt and Newman. The Board of Directors has determined that each of Messrs. Raymund, Lavitt and Newman are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. During fiscal year 2002, the Audit Committee held seven meetings.

      The Nominating and Corporate Governance Committee assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors. The Nominating and Corporate Governance Committee recommends to the Board of Directors the selection of director nominees for the annual meeting of stockholders. The Nominating and Corporate Governance Committee also develops and recommends to the Board of Directors a set of corporate governance principles applicable to Jabil. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders which are submitted in accordance with the requirements described under “Deadline for Receipt of Stockholder Proposals.” The Nominating and Corporate Governance Committee is in the process of considering corporate guidelines to be adopted by the Board of Directors. The Nominating and Corporate Governance Committee consists of Messrs. Grafstein, Lavitt, Raymund and Newman. The Nominating and Corporate Governance Committee held one meeting during fiscal year 2002.

      Each member of the Nominating and Corporate Governance Committee, Audit Committee, Compensation Committee and the generally empowered Stock Option Committee is independent as defined in the existing and proposed more stringent listing standards of the New York Stock Exchange, as well as recent and proposed statutory, regulatory and other requirements applicable to Jabil.

      In anticipation of existing and proposed statutory, regulatory and listing requirements applicable to Jabil, Jabil’s Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each such Charter provides that the respective committee has the authority to obtain advice and independently seek assistance from outside advisors. The Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter each provide that the respective committee’s performance is to be evaluated annually by such committee. In addition, the Nominating and Corporate Governance Committee Charter provides for the Committee’s oversight of the evaluation of the Board of Directors. The Audit Committee is evaluating certain potential changes to the current Audit Committee Charter in order to ensure early or timely compliance with recent and proposed statutory, regulatory, listing and other requirements applicable to Jabil and anticipates that its new charter will provide for the annual evaluation of the Audit Committee’s performance. A copy of the Audit Committee Charter was attached as Appendix A to the Proxy Statement relating to the 2001 Annual Meeting of Stockholders.

Compensation of Directors

      Until August 2002, non-employee directors received $5,000 per Board of Directors meeting that they attended. Effective September 1, 2002, non-employee directors will receive the following annual compensation, payable quarterly: $30,000 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of any other formal committee of the Board of Directors; and $10,000 for serving as the chair of any other formal committee of the Board of Directors. If a non-employee Board member serves on both the Compensation Committee and the Stock Option Committee, such member will only be compensated for serving on one of such committees. No director currently receives any additional cash compensation for attendance at Board of Directors or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings and committee meetings. In addition, non-employee directors are also eligible to receive stock option grants pursuant to Jabil’s 2002 Stock Incentive Plan and pursuant to Jabil’s 1992 Stock Option Plan during fiscal year 2002. See “Certain Transactions” for information regarding compensation payable to Mr. Murphy for certain consulting services.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP to audit the financial statements of Jabil for the fiscal year ending August 31, 2003. KPMG LLP (or its predecessor firm) has audited Jabil’s financial statements since the fiscal year ended August 31, 1984. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

      Jabil’s Audit Committee serves to assist the Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

      The Audit Committee is comprised solely of independent directors, as defined in the existing and proposed more stringent listing standards of the New York Stock Exchange, as well as recent and proposed statutory, regulatory and other requirements applicable to Jabil.

      The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the Proxy Statement relating to the 2001 Annual Meeting of Stockholders. The Audit Committee annually reviews and assesses the adequacy of its charter and has found its current charter to be adequate. However, the Audit Committee is evaluating certain potential proactive changes to the Audit Committee Charter in order to assure early or timely compliance with the recent and proposed statutory, regulatory, listing and other requirements applicable to Jabil.

      Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process. Jabil’s independent auditing firm, KPMG LLP, is responsible for expressing an opinion on the conformity of Jabil’s audited financial statements to generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.

      The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditor. The Audit Committee also has periodic discussions with management and the independent auditor with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent auditor’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

      In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

3. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Mel S. Lavitt
Steven A. Raymund
Frank A. Newman

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$1,097,186

Financial information systems design and implementation	$0

All other fees:

Audit related fees(1)	$813,869

Other non-audit services(2)	621,768

Total all other fees	$1,435,637

(1)	Audit related fees consisted principally of statutory audits of Jabil’s international subsidiaries, audits of financial statements of employee benefit plans and certain other audit related services regarding businesses acquired by Jabil.
(2)	Other non-audit fees consisted primarily of tax compliance services.

      The Audit Committee has considered whether the provision of the services included in the categories “All Other Fees” and “Financial Information System Design and Implementation Fees” is compatible with maintaining the independence of KPMG LLP, and has determined such services for fiscal year 2002 were compatible.

Recommendation of the Board of Directors

      If the stockholders do not approve the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OTHER INFORMATION

Share Ownership by Principal Stockholders and Management

      The following table sets forth the beneficial ownership of common stock of Jabil as of the Record Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to own beneficially more than 5% of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 198,080,955 shares of Jabil’s common stock were issued and outstanding as of the Record Date.

	Number of	Percent of
Directors, Named Executive Officers and Principal Stockholders	Shares	Total

Principal Stockholders:

William D. Morean(1)(2)(6)	33,533,300	16.9%
c/o Jabil Circuit, Inc.
10560 Ninth Street North
St. Petersburg, Florida 33716

Audrey M. Petersen(1)(3)	23,615,768	11.9%
c/o Jabil Circuit, Inc.
10560 Ninth Street North
St. Petersburg, Florida 33716

Capital Research and Management Company(4)	14,544,000	7.3%
333 South Hope Street
Los Angeles, California 90071

Putnam Investments, LLC(5)	12,691,972	6.4%
One Post Office Square
Boston, Massachusetts 02109

Directors(6):

Thomas A. Sansone(7)	5,382,096	2.7%

Timothy L. Main(8)	842,493	*

Lawrence J. Murphy(9)	184,460	*

Mel S. Lavitt(10)	300,060	*

Steven A. Raymund(11)	82,060	*

Frank A. Newman(12)	72,060	*

Laurence S. Grafstein(13)	6,260	*

Named Executive Officers:

Ronald J. Rapp(14)	181,266	*

Scott D. Brown(15)	200,933	*

Mark T. Mondello(16)	403,789	*

Chris A. Lewis(17)	238,329	*

All current directors and executive officers as a group (31 persons)(18)	43,214,108	21.5%

*	Less than one percent.

(1)	Includes 20,239,987 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.

(2)	Includes (i) 12,730,850 shares held by Cheyenne Holdings Limited Partnership, a Nevada limited partnership, of which Morean Management Company is the sole general partner, as to which Mr. Morean has sole voting and dispositive power, (ii) 400,000 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (iii) 12,291 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iv) 134,260 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Record Date, and (v) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership.
(3)	Includes (i) 3,330,371 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has shared voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc., (ii) 5,010 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power, and (iii) 40,400 shares held by the Morean Petersen Foundation, Inc., a private charitable foundation of which Ms. Petersen is a director and with respect to which Ms. Petersen may be deemed to have shared voting and dispositive power.
(4)	We obtained information about shares beneficially owned by Capital Research and Management Company from a Schedule 13G/A filed by Capital Research and Management Company with the SEC as of February 11, 2002.
(5)	We obtained information about shares beneficially owned by Putnam Investments, LLC from a Schedule 13G/A filed by Putnam Investments, LLC with the SEC as of February 13, 2002.
(6)	Mr. Morean is a Director of Jabil in addition to being a Principal Stockholder. Mr. Main is a Named Executive Officer in addition to being a Director.
(7)	Includes (i) 4,531,600 shares held by TASAN Limited Partnership, a Nevada limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 673,250 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, and (iii) 177,246 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Record Date.
(8)	Includes 742,722 shares subject to options held by Mr. Main that are exercisable within 60 days of the Record Date.
(9)	Includes 156,460 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Record Date.

(10)	Includes (i) 32,060 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Record Date, and (ii) 60,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership.
(11)	Includes 16,340 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Record Date.
(12)	The 72,060 shares beneficially owned by Mr. Newman consists entirely of shares subject to options held by Mr. Newman that are exercisable within 60 days of the Record Date.
(13)	Includes 1,260 shares subject to options held by Mr. Grafstein that are exercisable within 60 days of the Record Date.
(14)	Includes 65,515 shares subject to options held by Mr. Rapp that are exercisable within 60 days of the Record Date.
(15)	Includes 110,094 shares subject to options held by Mr. Brown that are exercisable within 60 days of the Record Date.
(16)	Includes 297,394 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Record Date.
(17)	Includes 101,510 shares subject to options held by Mr. Lewis that are exercisable within 60 days of the Record Date.
(18)	Includes (i) 3,312,768 shares subject to options held by 23 executive officers, two employee directors and six non-employee directors that are exercisable within 60 days of the Record Date,(ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 60,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (iv) 6,597 shares beneficially owned by the spouse of an executive officer, over which such executive officer disclaims beneficial ownership, and (v) 300 shares beneficially owned by the minor child of an executive officer, over which such executive officer disclaims beneficial ownership. Does not include shares beneficially owned by Mr. Rapp, who retired as Chief Operating Officer of Jabil in November 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16 (a) of the Exchange Act requires Jabil’s officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

      Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

Compensation Committee Interlocks and Insider Participation

      Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt, Newman and Raymund. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table shows, as to (i) the Chief Executive Officer, and (ii) each of the four other most highly compensated executive officers (a) whose salary plus bonus exceeded $100,000 during the last fiscal year, and (b) who served as executive officers at fiscal year end, in addition to any individuals who were not serving as executive officers at fiscal year end but who, if they had been, would have been included among the four most highly compensated executive officers (collectively the “Named Officers”), information concerning compensation paid for services to Jabil in all capacities during the three fiscal years ended August 31, 2002:

				Long Term
		Annual		Compensation Awards
		Compensation(l)
	Fiscal			Securities	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Underlying Options(#)	Compensation($)(2)

Timothy L. Main	2002	$700,000	$210,000	248,900	$22,317
Chief Executive Officer,	2001	656,154	70,000	141,900	38,519
President and Director	2000	397,308	370,000	141,600	31,674

Ronald J. Rapp	2002	$400,000	$160,000	99,200	$12,905
Chief Operating Officer(3)	2001	363,077	40,000	16,900	24,830
	2000	194,231	219,882	48,200	42,828

Scott D. Brown	2002	$275,000	$110,000	97,300	$8,825
Executive Vice President	2001	261,114	27,500	25,000	13,634
	2000	179,865	129,000	24,000	20,207

Mark T. Mondello	2002	$275,000	$110,000	101,600	$8,825
Chief Operating Officer(3)	2001	275,000	27,500	28,300	19,557
	2000	271,366	246,875	30,000	23,582

Chris A. Lewis	2002	$280,000	$112,000	96,800	$8,988
Chief Financial Officer	2001	275,616	28,000	23,500	17,382
	2000	248,654	179,688	33,400	18,707

(1)	Compensation deferred at the election of executive is included in the year earned.
(2)	Represents payments pursuant to Jabil’s Profit Sharing Plan. The Board of Directors determines the aggregate amount of payments under the plan based on quarterly financial results. The actual amount paid to individual participants is based on the participant’s salary and bonus actually paid (not necessarily earned) during such quarter.
(3)	Mr. Rapp served as Chief Operating Officer of Jabil until retiring in November 2002. Mr. Mondello was appointed Chief Operating Officer of Jabil effective November 2002.

      During the last three fiscal years, Jabil has not provided to the Named Officers any compensation disclosable as “Other Annual Compensation” (except for perquisites that, for any Named Officer, were less than the lesser of $50,000 or 10% of such Named Officer’s total salary and bonus), nor has it granted any restricted stock awards to Named Officers. Jabil does not have any long-term incentive plans within the meaning of SEC rules.

Option Grants in Last Fiscal Year

      The following table sets forth information as to stock options granted to all Named Officers during the fiscal year ended August 31, 2002. These options were granted under our 1992 Stock Option Plan and, unless otherwise indicated, provide for vesting as to 12% of the underlying common stock six months after the date of grant, then 2% per month thereafter. Options were granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The amounts under “Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term” represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over their exercise price for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

	Individual Grants
					Potential Realizable
		Percent			Value at Assumed
	Number of	Total			Annual Rate of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)
	Options	Employees in	Price Per	Expiration
Name	Granted(#)	Fiscal Year	Share	Date	5%	10%

Timothy L. Main	248,900	5.69%	$15.00	09/21/11	$2,347,978	$5,950,237

Ronald J. Rapp	99,200	2.27%	15.00	09/21/11	935,795	2,371,489

Scott D. Brown	97,300	2.22%	15.00	09/21/11	917,872	2,326,067

Mark T. Mondello	101,600	2.32%	15.00	09/21/11	958,435	2,428,864

Chris A. Lewis	96,800	2.21%	15.00	09/21/11	913,155	2,314,114

Option Exercises and Fiscal Year End Option Values

      The following table sets forth certain information concerning the exercise of options during the fiscal year ended August 31, 2002, and the aggregate value of unexercised options at August 31, 2002, for each of the Named Officers. Jabil does not have any outstanding stock appreciation rights.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options at
	Shares		August 31, 2002(#)		August 31, 2002($)(2)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy L. Main	0	0	646,642	389,758	$2,836,856	$1,061,203

Ronald J. Rapp	115,751	1,132,376	45,356	121,993	37,937	414,592

Scott D. Brown	0	0	91,120	117,918	465,756	391,667

Mark T. Mondello	0	0	275,812	126,288	2,804,655	420,128

Chris A. Lewis	0	0	84,332	117,160	417,372	382,991

(1)	The closing price for Jabil’s common stock as reported through the NYSE on August 30, 2002 was $18.71. “Value Realized” is calculated on the basis of the difference between the option exercise price and $18.71 multiplied by the number of shares of common stock to which the exercise relates.
(2)	These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of Jabil’s common stock on August 30, 2002, the last day of trading for fiscal 2002.

Change in Control Arrangements

      On October 17, 2001, the Stock Option Committee of the Board adopted a resolution to amend all unexercised and unexpired stock options granted under Jabil’s 1992 Stock Option Plan, including those options granted to Jabil’s executive officers. The resolution adopted by the Committee sets forth the effect that a change in control of Jabil would have on the vesting of such options. Upon a change in control of Jabil, any option outstanding on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate before such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason. Jabil anticipates that options granted in the future will contain similar change in control provisions.

      The 2002 Stock Incentive Plan provides that, in the event of a change in control of Jabil, any award outstanding under the 2002 Stock Incentive Plan on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason.

      The 2002 Stock Incentive Plan provides that, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards under the 2002 Stock Incentive Plan will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right awarded under the 2002 Stock Incentive Plan will terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

      In the event of a merger of Jabil with or into another corporation, the sale of substantially all of the assets of Jabil or the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, each outstanding option and stock appreciation right awarded under the 2002 Stock Incentive Plan will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the 2002 Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights.

CERTAIN TRANSACTIONS

      During 2002, Jabil was a party to an agreement with an entity (“Indigo”) controlled by William D. Morean, a director of Jabil, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. Under the lease, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft were being used by Jabil, such as fuel, oil, landing fees, etc. Jabil did not pay for Mr. Morean’s personal use of the aircraft. During the fiscal year ended August 31, 2002, Jabil paid approximately $62,300 for its use of Indigo’s aircraft. Mr. Morean also had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate non-Jabil aircraft for non-Jabil use. During the fiscal year ended August 31, 2002, Mr. Morean paid Jabil approximately $99,000 for such flight crew’s services. Jabil and Indigo also insure their respective aircraft under a mutual policy, which enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. During the fiscal year ended August 31, 2002, Jabil paid approximately $120,000 for the portion of the cost of the policy attributable to Indigo’s aircraft, which was subsequently reimbursed by Indigo.

      Mr. Murphy, a director of Jabil, is also currently working for Jabil as a consultant. For the fiscal year ended August 31, 2002, Mr. Murphy received a base consulting fee of $180,000 and a $15,000 performance fee, and was granted options during fiscal year 2002 to purchase 24,000 shares of Jabil’s common stock.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

      The Committee’s Responsibilities: The Compensation Committee of the Board (the “Committee”) has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of outside directors. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the compensation of Jabil’s executive officers.

      Compensation Philosophy: The Committee has approved principles for the management compensation program which:

•	encourage the development and the achievement of strategic objectives that enhance long-term stockholder value,

•	attract, retain and motivate key personnel who contribute to long-term success of Jabil, and

•	provide a compensation package that recognizes individual contributions and company performance.

      Compensation Methodology: Jabil strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. In making its recommendations to the Committee, management reviews market data and assesses Jabil’s competitive position for three components of executive compensation: (1) base salary, (2) annual incentives, and (3) long-term incentives. To assist in benchmarking the competitiveness of its compensation programs, Jabil uses Mercer Human Resource Consulting (“Mercer”), a nationally recognized executive compensation firm. Mercer utilizes a number of national compensation surveys and provides databases for companies of similar size to Jabil, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Jabil.

      Components of Compensation:

•	Base Salary. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at technology companies of similar size and is also intended to reflect consideration of an officer’s experience, business judgment and role in developing and implementing overall business strategy for Jabil. It is the intent of the Committee that Jabil’s compensation of executive officers fall within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors and no specific formula is applied to determine the weight of each factor.

•	Bonuses. Bonuses for executive officers are intended to reflect Jabil’s belief that a significant portion of the annual compensation of the executive should be contingent upon the performance of Jabil, as well as the individual’s contribution. Bonuses are paid on an annual or quarterly basis and are based on qualitative and subjective factors, including the pre-tax profitability of Jabil, business development, operational performance, earnings per share and other measures of performance appropriate to the officer compensated.

•	Long-Term Incentives. Jabil utilizes stock options as long-term incentives to attract and retain key personnel or reward exceptional performance. Stock options are granted periodically by the Stock Option Committee and are based on both qualitative and subjective factors. Options are granted with an exercise price equal to the fair market value of Jabil’s common stock on the last market trading day prior to the date of determination (determined in accordance with the option plan) and grants made during the last fiscal year vest over a period of 50 months. This is designed to create an incentive to increase stockholder value over the long-term since the options will provide value to the recipient only when the price of the stock increases above the exercise price.

      Chief Executive Officer and President Compensation: The base salary of Mr. Main was increased to be competitive with the average salaries of comparable executives at technology companies of similar size, based on the findings of the Mercer report. The Compensation Committee also awarded a bonus to Mr. Main based upon certain subjective factors and the overall operating performance of Jabil during fiscal year 2002.

      IRS Limits on Deductibility of Compensation: Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions, limits Jabil’s tax deduction for compensation paid to Named Executives to $1,000,000 per covered executive year. Jabil expects no adverse tax consequences under Section 162(m) for fiscal year 2002.

By the Compensation Committee

Frank A. Newman
Steven A. Raymund
Mel S. Lavitt

STOCK PRICE PERFORMANCE GRAPH

      The following Performance Graph and table show a comparison of cumulative total stockholder return from a $100 investment in the common stock of Jabil over the five-year period ending August 31, 2002, with the cumulative stockholder return on the NYSE Stock Market — US Companies and the Nasdaq Stock Market — computer manufacturers. Note that historic stock price performance is not necessarily indicative of future price performance.

	08/29/1997	08/31/1998	08/31/1999	08/31/2000	08/31/2001	08/30/2002

Jabil Circuit, Inc.	100.0	39.7	151.3	430.8	156.0	126.3
NYSE Stock Market (US Companies)	100.0	104.7	135.2	150.8	136.6	118.0
Nasdaq Computer Manufacturers Stocks	100.0	121.9	285.2	528.4	138.5	113.0

OTHER MATTERS

      Jabil knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

      Jabil’s Annual Report on Form 10-K, as filed by Jabil with the Securities and Exchange Commission, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 19, 2002

1183-PS-02

DETACH HERE

JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints ROBERT L. PAVER and CHRIS A. LEWIS, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at The Vinoy Country Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 23, 2003, at 10:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

YOU MAY VOTE BY INTERNET OR BY MAIL. PLEASE NOTE, ALL VOTES CAST BY THE INTERNET MUST BE CAST PRIOR TO 11:59 P.M. EASTERN STANDARD TIME, JANUARY 22, 2003.

To Vote by Internet:	To Vote by Mail:

It’s fast, convenient, and your vote is immediately confirmed and posted.	Please return your proxy in the enclosed Business Reply Envelope to: P.O. Box 9373 Boston. Massachusetts 02205-9944

Follow these four steps, which comply with Delaware law regarding proxies granted by means of electronic transmission:

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Go to the Web site http://www.eproxyvote.com/jbl

3.	Enter your Voter Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.econsent.com/jbl and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to: http://www.econsent.com/jbl on the Internet.

DETACH HERE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

1. Election of Directors

				FOR	AGAINST	ABSTAIN
NOMINEES:	(01) William D. Morean, (02) Thomas A. Sansone, (03) Timothy L. Main, (04) Lawrence J. Murphy, (05) Mel S. Lavitt, (06) Steven A. Raymund, (07) Frank A. Newman and (08) Laurence S. Grafstein	2.	To ratify the selection of KMPG LLP as independent auditors for Jabil.	☐	☐	☐

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	3.	With discretionary authority on such other matters as may properly come before the Annual Meeting.

☐	For all nominees except as noted on the line above by specifying the number next to such nominee’s name

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

The Annual meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

Please date and sign exactly as your names) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

DATED:_________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE	Signature

Signature if held jointly